Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO INCREASES BIOFUEL INVESTMENT

CRANFORD, NJ, September 21, 2007 – Metalico, Inc. (AMEX: MEA), a scrap metal recycler and lead products fabricator, today announced it has increased its funded investment in Beacon Energy Corporation (formerly AgriFuel Co.) by participating in a recently completed private placement of additional Beacon common stock.

Beacon is an emerging producer and investor in the fast-developing biofuels sector. Its recent placement of an additional approximately $5.5 million in equity includes $2 million from Metalico, bringing Metalico’s total funded investment to $5 million. After giving effect to the new round of capitalization, Metalico now owns approximately 44.5% of Beacon’s outstanding stock. The remaining shares of Beacon are held by private investors, including Metalico’s Chairman.

Since its formation in September of 2006, Beacon has attracted approximately $16 million in private equity. The company has no debt outstanding at this time. To date Beacon has closed significant investments of its own in at least three biodiesel-related concerns and has commenced a feasibility study for a major East Coast production facility that it would construct and operate directly.

Biofuels are alternatives to petroleum-based energy sources made from natural and renewable resources like soybeans and other oil-producing plant materials and animal wastes and byproducts. Beacon focuses on biodiesel within the market for biofuels. Biodiesel is an alternative to various oil distillate products, including diesel and certain home heating oils, that can be used in a variety of diesel engines and home heating systems.

Beacon intends to use the proceeds of its placement to invest in the development and acquisition of biodiesel production facilities that meet its criteria for scale, efficient processing technology, quality construction, feedstock and off-take contractual commitments, and advantageous shipping logistics for source materials and finished products.

Carlos E. Agüero serves as Chairman of both Beacon and Metalico. He commented, “While we continue to cautiously advance Beacon’s Greenfield development projects, we are exploring a number of opportunities to invest in or outright acquire already constructed and operating biodiesel production facilities that meet our strategic objectives.”

“The emerging biodiesel industry is being adversely impacted by the high cost of feedstock relative to the selling price of finished product,” he continued. “In addition, existing operations are being hampered by the abrupt change in the credit markets, which has created a very challenging environment for many fledgling biodiesel projects. We believe these conditions will provide attractive roll-up opportunities allowing Beacon to cautiously accelerate our participation in the industry.”

“Our ability to capitalize on these opportunities will be directly related to finding quality operations at compelling valuations and securing the sufficient debt and equity resources to consummate the transactions.”

Beacon’s recent private placement includes an additional $900,000 funded by Mr. Agüero, bringing his total investment in Beacon to $1.2 million. He now holds approximately 9% of Beacon’s outstanding shares.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. Metalico operates eleven recycling facilities through New York, Pennsylvania, Ohio and New Jersey and five lead fabrication plants in Alabama, Illinois, Nevada, and California.

Consistent with Metalico’s overall green initiative, Metalico utilizes blends of biodiesel to fuel trucks and off-road equipment in its New York State operations. The company also buys 50% of its electricity for its New York and New Jersey locations from regional wind farms that generate power from windmills. As a recycler of metals, the company is first and foremost in the resource recycling and conservation business. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

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Contacts: Beacon Energy Corp.

(formerly AgriFuel Co.)
Carlos E. Agüero, Chairman
Dylan K. Remley, President and Chief Executive Officer

186 North Avenue East
Cranford, NJ 07016
(908) 497-9990
www.beacon-energy.com

Metalico, Inc.
Carlos E. Agüero, Chairman, President and Chief Executive Officer
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
www.metalico.com